UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2013

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held in the Debussy Room at Encore, 3121 Las Vegas Boulevard South, Las Vegas, Nevada, on May 7, 2013, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the proxy statement, which is attached and made a part of this Notice):

1.	To elect the four directors named in the proxy statement, each to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until such director’s; earlier death, resignation or removal;

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent public accountants for the Company and all of its subsidiaries for 2013; and

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record at the close of business on March 13, 2013, the record date fixed by the Executive Committee of the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for inspection ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. On or about March 28, 2013, we mailed to our stockholders a notice containing instructions on how to access the proxy statement for our 2013 Annual Meeting, our 2012 annual report and how to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including this Notice, proxy statement and proxy card, should you wish.

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the proxy statement and then cast your vote as promptly as possible in accordance with the instructions in the notice you received. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

Unless you provide voting instruction to any bank, broker or other nominee that holds your shares, your shares may not be voted on most matters being considered at the Annual Meeting. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important.

By Order of the Executive Committee of the

  Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

March 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2013

This proxy statement and our 2012 annual report on Form 10-K are available at http://www.wynnresorts.com under company information/annual meeting and related materials.

PROXY STATEMENT

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Executive Committee of the Board of Directors of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 7, 2013 (the “Annual Meeting”) to be held in the Debussy Room at Encore, 3121 Las Vegas Boulevard South, Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment or postponement of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this proxy statement and are more fully outlined herein. Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to stockholders via the internet, instead of mailing printed copies of those materials to each stockholder. On or about March 28, 2013, we mailed to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote through the internet or telephonically. This electronic access process is designed to expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. However, if you would prefer to receive a printed copy of our proxy materials, and a paper proxy card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically or by mail, you will continue to receive these materials in that format unless you elect otherwise.

The Company believes that the election of the director nominees named herein in Proposal 1 and ratification of Ernst & Young LLP as the Company’s independent public accountants in Proposal 2 are in the best interests of the Company and its stockholders and recommends a vote FOR each of these matters.

Revocability of Proxies

Any stockholder of record giving a proxy may revoke it by attending the Annual Meeting and voting in person or, at any time prior to its exercise at the Annual Meeting, by sending a written or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you must contact that person if you wish to revoke previously given voting instructions. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders. For stockholders of record, if no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of all nominees listed herein, FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants, and in the discretion of the persons voting the respective proxies with respect to any other matter that may properly come before the Annual Meeting. For beneficial owners, brokers, banks and other nominees are not permitted to vote without instructions from the beneficial owner in the election of directors. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares on the ratification of Ernst & Young LLP as the Company’s independent public accountants even if the broker, bank or other nominee does not receive voting instructions from you.

At the close of business on March 13, 2013, the record date for determining stockholders entitled to vote at the Annual Meeting, 100,911,737 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting. A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Under Nevada law, shares as to which a stockholder withholds voting authority in the election of directors and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. For each other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and therefore will not affect the outcome of these proposals, although they are counted for purposes of determining whether there is a quorum.

Attending the Annual Meeting

Stockholders will be admitted to the Annual Meeting upon presentation of identification and satisfactory proof of ownership of the Company’s common stock on the record date for the Annual Meeting. For stockholders of record as of the record date, whose names appear on the Company’s stock ledger, satisfactory proof of ownership consists of photo identification that matches the stockholder’s name on the stock ledger, or photo identification and other proof of ownership of the Company’s common stock on record date such as the Notice of Internet Availability that was mailed to them or a copy of the proxy card. For stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee, satisfactory proof of ownership consists of a photo identification and the Notice of Internet Availability that was mailed to them, a copy of a voting instruction form proxy requested by and mailed to them, or a valid proxy signed by the record holder. Guests of stockholders and any other persons may be admitted at the discretion of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

Under our Second Amended and Restated Articles of Incorporation (the “Articles”) and Fifth Amended and Restated Bylaws (the “Bylaws”), the number of directors on our Board of Directors (the “Board”) is established from time to time by resolution of the Board and must not be less than one nor more than thirteen. Our Board currently has eight directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three year term. At each annual meeting, the terms of one class of directors expire. The term of office of the current Class II directors will expire at the 2013 annual meeting. The term of office of the current Class III director will be subject to renewal in 2014 and the term of office of the current Class I directors will be subject to renewal in 2015. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The nominees are all current directors of the Company. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

2013 Annual Meeting

At the recommendation of the Nominating and Corporate Governance Committee, the Board is nominating the following four directors for election as Class II directors:

➢	Ray R. Irani

➢	Alvin V. Shoemaker

➢	D. Boone Wayson

➢	Stephen A. Wynn

Biographical and other information concerning these directors and the other directors serving on the Board is set forth below.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION

OF THE NOMINEES LISTED ABOVE.

DIRECTOR BIOGRAPHIES AND QUALIFICATIONS

Set forth below is biographical information regarding the directors who have been nominated for election at the Annual Meeting and the directors whose terms do not expire this year. Also included are key skills and qualifications of our directors supporting their service as a director, in light of the Company’s business and structure.

Class II Directors (Terms expire at the 2013 Annual Meeting)

Dr. Ray R. Irani.     Dr. Ray R. Irani, 78, has served as a Director of the Company since October 2007. Dr. Irani became Executive Chairman of Occidental Petroleum Corporation, an international oil and gas exploration and production company as well as a major North American chemical manufacturer, in May 2011 after serving as Chairman and Chief Executive Officer from 1990 to 2011. He has been a director of Occidental since 1984 and served as President and Chief Operating Officer of Occidental from 1984 to 1990. Dr. Irani is a director of the American Petroleum Institute. He is a member of the California Business Roundtable, The Conference Board, the Council on Foreign Relations, the National Association of Manufacturers, the National Committee on United States-China Relations, the National Petroleum Council, and Sigma Xi – The Scientific Research Society. He is the U.S. Chairman of the U.S.-U.A.E. Business Council. Dr. Irani is a Trustee of the University of Southern California, Co-Chair of the Board of the American University of Beirut and a member of the Lebanese American University Board of Trustees. He is a member of the Board of Governors of Town Hall Los Angeles and the Los Angeles World Affairs Council, and serves on the Advisory Board of RAND’s Center for Middle East Public Policy and the Atlantic Council’s International Advisory Board.

After the opening of Wynn Macau in 2006, the Company sought additional representation on the Board by executives with experience in managing international operations and with keen insight into issues relevant to companies with global operations, which are of great importance to the Company. Dr. Irani was elected to the Board in 2007 as a result of that extensive international experience gained from serving as the long-time Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company with operations throughout the world.

Alvin V. Shoemaker.     Mr. Shoemaker, 74, has served as a Director of the Company since December 2002. Mr. Shoemaker was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker currently serves as a member of the board of directors of Frontier Bank, Western Community Bank Shares, and Huntsman Chemical Co.

Mr. Shoemaker has served on the Board of the Company since its formation in 2002. With his extensive knowledge of the Company’s development, strategy, financing arrangements and operations since its formation and his deep experience as a financial executive serving as the Chairman of First Boston, Mr. Shoemaker contributes to the Board’s oversight of the Company’s financial matters. Mr. Shoemaker’s experience in this respect has been especially valuable to the Company during the recent financial crisis, and enables him to provide strong leadership.

D. Boone Wayson.     Mr. Wayson, 60, has served as a Director of the Company since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors and audit committee of MGM Mirage.

Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s business and to provide insights to the Company’s operations. Mr. Wayson has extensive operational experience in the casino finance and marketing areas beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board is benefited by Mr. Wayson’s first hand experience in operations and utilizes his knowledge of the business, especially in the finance, gaming and marketing areas, to identify, manage and monitor risk.

Stephen A. Wynn.     Mr. Wynn, 71, has served as Chairman and Chief Executive Officer of the Company since June 2002. Mr. Wynn has been an Executive Director, the Chairman of the Board of Directors, Chief Executive Officer and President of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Mr. Wynn has also served as Director, Chairman and Chief Executive Officer of Wynn Resorts (Macau) S.A. since October 2001. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively.

Mr. Wynn is the founder and creative and organizational force of Wynn Resorts. Mr. Wynn’s 45 years of experience in the industry has contributed to his brand name status as the preeminent designer, developer and operator of destination casino resorts. Mr. Wynn’s involvement with our casino resorts provides a distinct advantage over other gaming enterprises. As founder, Chairman and Chief Executive Officer, he has a unique perspective into the operations and vision for the Company.

Directors Continuing in Office

Class I Directors (Terms expire at the 2015 Annual Meeting)

Elaine P. Wynn.     Ms. Wynn, 70, has served as a Director of the Company since October 2002. Ms. Wynn has been a strong advocate of programs and services for children at risk of dropping out of school. Since 1995, she has co-chaired the Greater Las Vegas After-School All Stars, an organization that provides thousands of children with high-quality educational, recreational and cultural after-school programs. A past member of the Executive Board of the Consortium for Policy Research in Education, Ms. Wynn has served on the State of Nevada Council to Establish Academic Standards and chaired for 8 years the UNLV Foundation (the private fundraising arm of University of Nevada, Las Vegas). She is the founding chairman of Communities in Schools of Nevada and was appointed in 2009 as Chairman of the national board of Communities in Schools, the oldest, most successful stay-in-school organization in America. In 2011, Ms. Wynn was appointed by Nevada’s governor to co-chair a Blue Ribbon Education Reform Task Force that resulted in the enactment of ambitious new reform legislation. In 2013, Ms. Wynn was appointed by Governor Brian Sandoval to serve a two-year term on the Nevada State Board of Education and was subsequently elected unanimously by the board to serve as President of that body.

Ms. Wynn has also been a strong supporter of the arts. She established the Elaine Wynn Studio for Arts Education at The Smith Center for the Performing Arts in Las Vegas and is a member of the Board of the Los Angeles County Museum of Art. In 2012, Ms. Wynn was re-appointed to the Kennedy Center for the Performing Arts Board of Trustees. She also serves on the Library of Congress Trust Fund Board.

Ms. Wynn’s experience in the gaming and hospitality businesses during her tenure as a director of the Company and Mirage Resorts has been valuable to the Board and important in the continued development of the Wynn brand. In addition, her philanthropic and community efforts as well as her history of assisting the Company on such matters have been important to the Board’s strategic and brand vision.

On January 6, 2010, Elaine Wynn, Aruze USA, Inc. (“Aruze”) and Stephen A. Wynn entered into that certain Amended and Restated Stockholders Agreement dated January 6, 2010 (the “Stockholders Agreement”) which contains covenants and provisions relating to voting agreements (including endorsement of director candidates including Ms. Wynn), pre-emptive rights, rights of first refusal, tag-along rights and certain other instructions. On February 18, 2012, the Company redeemed all of the shares previously owned by Aruze (as more particularly described in Mr. Okada’s biographical information below) and commenced litigation against Mr. Okada, Universal Entertainment Corporation and Aruze. On June 19, 2012, Elaine Wynn asserted a cross claim against Stephen A. Wynn and Aruze in the Aruze litigation (described below) seeking a declaration that (1) any and all of Elaine Wynn’s duties under the Stockholders Agreement be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. The indentures for Wynn Las Vegas, LLC’s 7 7/8% first mortgage notes due 2017, 7 7/8% first mortgage notes due 2020, 7 3/4% first mortgage notes due 2020, and 5 3/8% first mortgage notes due 2022, the Wynn Las Vegas, LLC 2022 Notes and Existing Notes (the “Indentures”) provide that if Stephen A. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the outstanding common stock of the Company than are beneficially owned by any other person, a change of control will have occurred. If Elaine Wynn prevails in her cross claim, Stephen A. Wynn would not beneficially own or control Elaine Wynn’s shares and a change in control may result under the Company’s debt documents. Under the Indentures, the occurrence of a change of control requires that the Company make an offer (unless the notes have been previously called for redemption) to each holder to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase. Mr. Wynn is opposing Ms. Wynn’s cross claim.

J. Edward Virtue.     Mr. Virtue, 52, has served as a Director of the Company since November 2012. Mr. Virtue is the Chief Executive Officer and Founder of MidOcean Partners, an alternative asset manager based in New York. MidOcean’s private equity and hedge funds are focused on investing in middle market companies. Prior to founding MidOcean in 2003, Mr. Virtue held senior positions at financial services firms Deutsche Bank, Bankers Trust and Drexel Burnham.

When considering the potential candidacy of Mr. Virtue, the Nominating and Corporate Governance Committee considered Mr. Virtue’s extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of global economic uncertainty require sophisticated and diverse experience in capital markets, which the Committee determined Mr. Virtue provided. Additionally, the Committee relied upon Mr. Virtue’s long standing experience in the gaming and hospitality industries, as both an advisor and investor.

John J. Hagenbuch.     Mr. Hagenbuch, 61, has served as a Director of the Company since December 2012. Mr. Hagenbuch is Chairman of M&H Realty Partners and WestLand Capital Partners, investment firms he co-founded in 1994 and 2010, respectively. He is also Chairman of Onconome, Inc., a clinical-stage company dedicated to the discovery, development and commercialization of biomarkers used in the early detection of cancer. Previously, Mr. Hagenbuch was a General Partner of Hellman & Friedman which is a private equity firm that he joined as its third partner in 1985. He graduated magna cum laude from Princeton University and holds an MBA from Stanford University Graduate School of Business.

Mr. Hagenbuch brings to our Board deep corporate strategy and financial expertise gained through over thirty years as a private equity investor, including real estate investments, and as a director of a number of public and private companies. Additionally, when considering the potential candidacy of Mr. Hagenbuch, the Nominating and Governance Committee determined that Mr. Hagenbuch will provide valuable insight and perspective to our Board as the Company continues to position itself to capture new development opportunities in today’s gaming environment.

Class III Director (Term expires at the 2014 Annual Meeting)

Robert J. Miller.     Governor Miller, 67, has served as a Director of the Company since October 2002 and as the Chairman of Wynn Las Vegas’ Gaming Compliance Committee and the Company’s Compliance Director. In that role, he recently led the Board’s independent investigation of Aruze USA, Inc. In June 2010, he founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with and building partnerships between private and government entities on the local, state, national and international level. Governor Miller also currently serves as a Senior Advisor to Dutko Grayling, a multidisciplinary governmental affairs strategy and management firm. Governor Miller was a partner of the Nevada law firm of Jones Vargas from 2000 to 2005. From January 1989 until January 1999, Governor Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Governor Miller also serves as a director of International Game Technology (IGT).

Governor Miller’s extensive experience in regulatory and legal compliance matters and in Nevada and federal government and politics brings unique expertise and insight into state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and knowledge of Nevada gaming regulation support his service as Chair of the Company’s Gaming Compliance Committee and as Compliance Director, which roles are important to maintaining our regulatory structure and probity. In addition to serving the longest period as a Governor of the State of Nevada, Governor Miller has long standing experience in law enforcement including terms as an elected judge, police attorney, and elected district attorney during which term he served as the President of the National District Attorneys Association.

Other Directors who served in 2012

John A. Moran was a director of the Company who served from October 2002 through the date of the Company’s 2012 Annual Meeting of Stockholders on November 2, 2012, when he retired from board service. On December 13, 2012, Linda Chen, Marc D. Schorr, Allan Zeman and Russell Goldsmith resigned from the Board. Independent directors Mr. Goldsmith and Mr. Zeman stepped down to devote more time to their other business commitments, and directors Ms. Chen and Mr. Schorr, who also serve as Company executives, stepped down to reduce the number of non-independent directors. The Company expresses its gratitude for these former directors’ many valuable contributions. On February 22, 2013, the Company’s stockholders voted to remove Kazuo Okada from the Board. Additionally, on February 21, 2013, Kazuo Okada resigned from the Board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, a registered public accounting firm, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2013. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Ernst & Young LLP as the Company’s independent public accountants, although this is not required under Nevada law or under the Company’s Articles or By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2013, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The following table presents the aggregate fees billed to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor during each of the fiscal years ended December 31, 2012 and December 31, 2011:

	Aggregate Fees
Category	2012	2011
Audit fees	$1,785,572	$1,219,095
Audit-related fees	30,000	28,650
Tax fees	282,827	9,780
All other fees	402,563	—

“Audit fees” includes the aggregate fees billed for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2012 and 2011, and the audit of our internal controls over financial reporting as of December 31, 2012 and 2011. “Audit fees” also includes amount billed for services provided in connection with securities offerings, audit related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” is the aggregate fees billed for audits of the Company’s defined contribution employee benefit plan. “Tax fees” includes fees for international tax research, planning for the Company’s foreign subsidiaries, domestic tax planning and other research. “All other fees” for 2012 consisted of accounting and tax due diligence services.

All of our independent auditor’s fees were pre-approved by the Audit Committee in 2012. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC

ACCOUNTANTS FOR THE YEAR 2013.

OTHER MATTERS

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

REPORT OF THE AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2012. We have discussed with the independent registered public accounting firm the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles , the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Audit Committee

    D. Boone Wayson, Chairman

    John J. Hagenbuch

    Robert J. Miller

    Alvin V. Shoemaker

EXECUTIVE OFFICERS

The following table sets forth the executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 1, 2013. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	71	Chairman of the Board and Chief Executive Officer
Linda Chen	46	President, Wynn International Marketing, Ltd.
Marc D. Schorr	65	Chief Operating Officer
John Strzemp	61	Executive Vice President-Chief Administrative Officer
Matt Maddox	37	Chief Financial Officer and Treasurer
Kim Sinatra	52	General Counsel and Secretary
Ian M. Coughlan	53	President, Wynn Resorts (Macau) S.A.
Maurice Wooden	51	President, Wynn Las Vegas, LLC
Scott Peterson	46	Senior Vice President and Chief Financial Officer, Wynn Las Vegas, LLC
Robert Gansmo	43	Senior Vice President and Chief Financial Officer, Wynn Resorts (Macau), S.A.

Set forth below is certain information regarding the non-director executive officers and certain key management personnel of the Company.

Non-Director Executive Officers and Key Management

Linda Chen.     Ms. Chen has been an Executive Director and Chief Operating Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served in since June 2002. Ms. Chen is responsible for the marketing and strategic development of Wynn Macau. Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen served on the Board of Directors of the Company from October 2007 to December 2012.

Marc D. Schorr.     Mr. Schorr is the Chief Operating Officer of the Company, a position he has held since June 2002. Mr. Schorr has served as a Non-Executive Director of Wynn Macau, Limited since September 2009 and is also an officer of several of the Company’s other subsidiaries. Mr. Schorr served on the Board of Directors of the Company from founding to December 2012. Mr. Schorr has over 33 years of experience in the casino gaming industry.

John Strzemp.     Mr. Strzemp is the Executive Vice President and Chief Administrative Officer of the Company. Prior to his promotion in March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company, positions he held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006.

Matt Maddox.     Mr. Maddox is the Company’s Chief Financial Officer and Treasurer. Prior to his promotion in March 2008, Mr. Maddox served as the Company’s Senior Vice President of Business Development and Treasurer, positions he held since January 2007 and May 2006, respectively. From September 2005 to December 31, 2006, Mr. Maddox served as the Senior Vice President of Business Development for Wynn Las Vegas, LLC. From March 2003 to September 2005, Mr. Maddox was the Chief Financial Officer of Wynn Resorts (Macau), S.A. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries. Prior to joining Wynn Resorts in 2002, Mr. Maddox served as Director of Finance, Executive Director of Finance and Vice President of Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

Kim Sinatra.     Ms. Sinatra is the General Counsel and Secretary of the Company, a position she has held since February 2006. She joined the Company in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several of the Company’s subsidiaries. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

Ian Michael Coughlan.     Mr. Coughlan has been an Executive Director of Wynn Macau, Limited since September 2009. Mr. Coughlan is also the President of Wynn Resorts (Macau) S.A., a position he has held since July 2007. In this role, he is responsible for the operation of Wynn Macau and Encore at Wynn Macau. Prior to becoming President of Wynn Resorts (Macau) S.A. , Mr. Coughlan was Director of Hotel Operations—Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent 10 years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004.

Maurice Wooden.     Mr. Wooden is the President of Wynn Las Vegas, LLC, owner and operator of Wynn Las Vegas and Encore Las Vegas where he oversees the day-to-day operations of the properties. He assumed this position in February 2013. From January 2007 to February 2013 Mr. Wooden was the Chief Operating Officer of Wynn Las Vegas and from October 2005 to January 2007 was the Executive Vice President of Food and Beverage. Prior to joining Wynn Las Vegas, Mr Wooden served as President and COO of the Golden Nugget. He has worked in various departments in the gaming industry for over 25 years. His previous jobs also include Vice President of Casino Marketing at the Mirage and Senior Vice President of Operations at Beau Rivage in Biloxi.

Scott Peterson.     Mr. Peterson is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a position he has held since April 2009. In addition to overseeing the finance and accounting areas, Mr. Peterson is responsible for the operations of the cage, credit, collections, gaming and non-gaming revenue audit, purchasing and the warehouse/receiving departments. From June 2005 to April 2009, Mr. Peterson was the Vice President and Chief Financial Officer for Wynn Resorts (Macau), S.A. From September 2002 to June 2005, Mr. Peterson was the Vice President of Finance and Treasurer of Wynn Las Vegas, LLC and from December 2000 to September 2002, Mr. Peterson was Assistant Vice President of Finance of Wynn Resorts Holdings, LLC.

Robert Gansmo.     Mr. Gansmo is the Senior Vice President — Chief Financial Officer of Wynn Resorts (Macau) S.A., a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of Wynn Resorts (Macau) S.A., a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Resorts (Macau) S.A.’s finance division. Before joining Wynn Resorts (Macau) S.A., Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Company, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2013, (unless otherwise indicated), certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Form 13D or 13G filed with the SEC; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group. There were 100,986,737 shares outstanding as of March 1, 2013.

	Beneficial Ownership Of Shares (1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn (3) (4)	10,031,708	9.9%
Elaine P. Wynn (3)	9,659,355	9.6%
Waddell & Reed Financial, Inc. (5)	15,039,402	14.9%
6300 Lamar Avenue Overland Park, KS 66202
Marsico Capital Management, LLC (6)	5,410,939	5.4%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Linda Chen (7)	184,600	*
John J. Hagenbuch (8) (13)	10,300	*
Ray R. Irani (9)	20,720	*
Robert J. Miller (10)	23,220	*
Marc D. Schorr (14)	229,025	*
Alvin V. Shoemaker (12)	33,220	*
J. Edward Virtue (8)	10,000	*
D. Boone Wayson (11)	93,220	*
Matt Maddox (15)	86,355	*
Kim Sinatra (16)	65,887	*
All Directors, and Executive Officers as a Group (12 persons) (17)	20,447,610	20.2%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock, but cannot transfer such shares unless and until they vest.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, dated as of January 6, 2010 (the “Stockholders Agreement”), to which Mr. Wynn and Ms. Elaine P. Wynn are parties and pursuant to which they have shared voting and dispositive power with respect to shares subject thereto. Each disclaims beneficial ownership of shares held by the other. As noted above, Ms. Wynn has filed a cross-claim seeking to void the Stockholders Agreement.
(4)	Includes 5,000 shares owned by his spouse in which he disclaims beneficial ownership.
(5)

Waddell & Reed Financial, Inc. (“Waddell”) has beneficial ownership of these shares as of December 31, 2012. The information provided is based upon a Schedule 13G/A filed on February 7, 2013, filed by Waddell indicating that Waddell has sole voting and dispositive power as to 15,039,402 shares; Waddell & Reed Financial Services, Inc. a subsidiary of Waddell, has sole voting and dispositive power as to 3,512,431 shares; Waddell & Reed, Inc., a subsidiary of Waddell & Reed Financial Services, Inc. has sole voting and dispositive power as to 3,512,431 shares; Waddell & Reed Investment Management Company, a subsidiary of Waddell & Reed, Inc., has sole voting and dispositive power as to 3,512,431 shares; and Ivy Investment Management Company, a subsidiary of Waddell, has sole voting and dispositive power as to 11,526,971 shares. The number of common shares beneficially owned by Waddell may have changed since the filing of the Schedule 13G/A.
(6)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares as of December 31, 2012. Marsico has sole dispositive power as to 5,410,939 shares and sole voting power as to 3,098,604 shares. The information provided is based upon a Schedule 13G/A, dated February 14, 2013, filed by Marsico. The number of common shares beneficially owned by Marisco may have changed since the filing of the Schedule 13G/A.
(7)	Includes: (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016, pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(8)	Includes: 10,000 shares subject to immediately exercisable options to purchase Wynn Resorts common stock granted pursuant to Wynn Resorts 2002 Stock Incentive Plan.
(9)	Includes: (i) 15,720 shares subject to an immediately exercisable option to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(10)	Includes: (i) 5,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(11)	Includes: (i) 15,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(12)	Includes: (i) 25,720 shares subject to immediately exercisable options to purchase Wynn Resorts’ common stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan; and (ii) 2,500 unvested shares of restricted stock of the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(13)	Includes: 250 shares held by Mr. Hagenbuch’s wife and 50 shares held by Mr. Hagenbuch’s son.
(14)	Includes: (i) 200,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that 50,000 shares of restricted stock will vest on February 22, 2014 and 2015, with the final 100,000 vesting on December 5, 2016.
(15)	Includes: (i) 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016.
(16)	Includes: (i) 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016.
(17)	Includes 82,880 shares subject to immediately exercisable stock options.

On February 18, 2012, the Company redeemed and cancelled the 24,549,222 shares of the Company’s common stock then held by Aruze USA, Inc. (the “Former Aruze Shares”), pursuant to Article VII of the Company’s Articles of Incorporation. The share redemption was based upon the determination of the Company’s Board of Directors that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Kazuo Okada are “Unsuitable Persons” under the provisions of the Company’s Articles of Incorporation. As a result of the share redemption, the Former Aruze Shares are no longer issued and outstanding. The Company, the then members of the Board who authorized the share redemption and the Company’s General Counsel are currently involved in litigation with Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation (the “Okada Parties”) relating to the redemption of the Former Aruze Shares as well as various related matters. In that litigation, the Okada Parties have sought, among other things, a declaration that the redemption of the Former Aruze Shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Stockholders Agreement. For a description of these proceedings see Item 3—“Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Our Board and management have a strong commitment to good corporate governance. Our Board has adopted Corporate Governance Guidelines that provide an effective framework for the governance of the Company. Our Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines annually and recommends changes as appropriate to the Board for approval. The Board has also adopted written charters for its three standing committees (Audit, Compensation, and Nominating and Corporate Governance), as well as a Code of Business Conduct and Ethics, applicable to all directors, officers, employees and independent contractors. The Corporate Governance Guidelines, Board committee charters and Code of Business Conduct and Ethics are available under the heading “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com.

Director Independence

Wynn Resorts’ common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”). As a company listed on the NASDAQ, our Board must comply with the independence rules promulgated by the SEC and the NASDAQ corporate governance requirements, including the director independence standards. Those rules and standards require that a majority of our Board be comprised of directors who have no direct or indirect material relationship with Wynn Resorts. In addition, the Company’s Corporate Governance Guidelines require that all independent directors meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ listing standards.

The Board has determined that six of its eight members are independent under the NASDAQ listing standards. The Board has further determined that each of those six directors also meet the additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing standards. The six independent directors are Messrs. Hagenbuch, Irani, Miller, Shoemaker, Virtue and Wayson. Based upon information requested from each director concerning his background, employment and affiliations, the Board has affirmatively determined that none of the independent directors has a direct or indirect material relationship with the Company. In assessing independence, the Board considered all relevant facts and circumstances, including any direct or indirect relationship between the Company and the director or his immediate family members. None of the independent directors has any economic relationship with the Company other than receipt of his director’s compensation. None of the independent directors is engaged in any related party transaction with the Company. Former directors Messrs. Goldsmith, Moran and Zeman were also determined to be independent under the NASDAQ listing standards.

With respect to Mr. Virtue, the Committee considered that Mr. Wynn, Ms. Elaine Wynn, and Messrs. Schorr, Maddox and Strzemp had invested in MidOcean Partners, a private investment firm of which Mr. Virtue serves as Chief Executive Officer and that, as of October 31, 2012 each of Mr. Wynn, Ms. Elaine Wynn, and Messrs. Schorr, Maddox and Strzemp’s accounts had been liquidated. With respect to Mr. Goldsmith, the Committee considered that in February 2012 the Company employed Mr. Goldsmith’s daughter. The employment concluded after eight months and Mr. Goldsmith’s daughter was paid a total gross amount of less than $120,000.

Mr. Wynn and Ms. Wynn have been determined not to be independent.

Meetings of the Board of Directors and Executive Committee

The Board met three times during 2012. In addition, the independent directors met in executive session, without management present, at each regular meeting of the Board. Governor Miller acts as the presiding director and communicates necessary matters from the executive sessions to management.

On February 18, 2012, the Board formed an Executive Committee to manage the business and affairs of the Company during the period between each annual meeting of the Board. The Executive Committee consisted of all members of the Board other than Mr. Okada, and during 2012 it performed substantially all of the responsibilities of the Board. This action was taken in the wake of the Board’s determination that Mr. Okada was an “Unsuitable Person” under the Company’s Articles of Incorporation and in light of Mr. Okada’s refusal to resign from the Board. On February 22, 2013, the Company’s stockholders voted to remove Mr. Okada from the Board of Directors. Additionally, on February 21, 2013, Mr. Okada resigned from the Board of Directors. Although the Company has retained the structure of the Executive Committee, the Board does not expect to continue to operate primarily through the Executive Committee and instead will resume its past role in managing the business and affairs of the Company.

During 2012, all incumbent directors attended at least 75% of the total number of meetings of the Board and the committees on which they served.

Standing Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees consists entirely of directors whom the Board of Directors has determined to be independent under the Exchange Act and the NASDAQ listing standards for audit committee members. The current membership and functions of each of the Board of Directors’ committees are listed below.

Director	Audit	Compensation	Nominating and Corporate Governance
John J. Hagenbuch	X
Dr. Ray R. Irani		Chair	X
Robert J. Miller	X		Chair
Alvin V. Shoemaker	X	X
J. Edward Virtue		X	X
D. Boone Wayson	Chair	X

Number of meetings during 2012	Ten	Five	Six

In addition, Governor Miller, as a director, serves as Chairman of the Company’s Gaming Compliance Committee and as the Company’s Compliance Director. The Gaming Compliance Committee is a committee required by Nevada law and is comprised of Messrs. Miller, Schorr and Strzemp, and its purpose is to assist the Company in maintaining the highest level of regulatory compliance.

The Audit Committee

At each of its regular meetings, the Audit Committee meets with the Company’s independent auditors, internal audit staff, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. In addition to responsibilities discussed elsewhere in this proxy statement, the functions of the Audit Committee also include the following:

➢	appointing, approving the compensation of, retention of, and oversight of the independent auditors;

➢	reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC;

➢	reviewing the adequacy and effectiveness as well as the scope and results of the Company’s internal auditing procedures and practices;

➢	overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance; and

➢	meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

The Board of Directors, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Wayson, Hagenbuch, and Shoemaker are qualified as audit committee financial experts within the meaning of SEC regulations.

The Compensation Committee

The Compensation Committee’s responsibilities in setting compensation of the Company’s directors and executives include:

➢	reviewing the goals and objectives of the Company’s executive compensation plans;

➢

reviewing the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, as appropriate, recommending that the Board adopt new plans or amend the existing plans;

➢

annually evaluating the performance of the Chief Executive Officer of the Company, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the Chief Executive Officer, other named executive officers (“NEOs”), and other members of our most senior management;

➢	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans;

➢

reviewing and approving any employment agreement or any severance or termination agreement, between the Company (or any of its subsidiaries) and any officer, as well as any other employment agreement between the Company and any individual in which annual base salary exceeds $500,000, regardless of position involved; and

➢	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board.

In 2013, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee, which concurred with management’s conclusion that such policies and practices are not reasonably likely to have a material adverse effect on the Company. Upon promulgation of final rules by the SEC, the Committee will adopt clawback provisions that comply with all applicable requirements.

The Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee include the following:

➢

identifying, screening and recommending candidates qualified to serve as directors of the Company taking into account the Company’s current and planned business and the existing membership of the Board;

➢	establishing procedures for evaluating the suitability of potential director nominees proposed by management or the stockholders;

➢	recommending to the Board members to serve on committees of the Board;

➢	reviewing and making recommendations regarding the composition of the Board;

➢	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

➢	overseeing the annual evaluation of the Board.

Nominating Process. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the Board’s current size and composition, needs of the Board, including the skills and experience of existing directors, and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

➢	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

➢

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not later than the close of business on the 90th day prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee may from time to time develop and recommend additional criteria for identifying and evaluating director candidates. In addition, the Nominating and Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating and Corporate Governance Committee implements its policy with regards to considering diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth and diversity of experience, and skills and expertise required for the Board as a whole. The Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders.

If the Nominating and Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate, and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and does not vary based on whether or not a candidate is recommended by a stockholder.

Board Leadership

Mr. Wynn, the Company’s founder, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of all stockholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its stockholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure and policies and controls. Six of the eight members of our Board satisfy the most stringent requirements of independence promulgated by NASDAQ for audit committee members, and the Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. In addition, the Company is subject to stringent regulatory requirements and oversight, combining these internal controls with third party monitoring of the Company’s operations.

The independent members of the Company’s Board meet separately in executive session at each regular meeting of the Board and also meet separately in executive session with each of the Company’s auditors, Vice President of Internal Audit and General Counsel. The independent members of the Board have designated a presiding director for such sessions who is responsible for communicating to the Chief Executive Officer and senior management all concerns that arise during executive session. Governor Miller currently serves as the Presiding Director.

In addition, all Committee agendas and all agendas for meetings of the Board are provided in advance to all independent members of the Board. The members are encouraged to review the proposed agenda items and to add additional items of concern or interest. Members of the Board also have access to Company management.

Mr. Wynn’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. The Compensation Committee periodically engages an independent third party to evaluate the level of the compensation and benefits of employment provided to Mr. Wynn. This evaluation was last completed in 2012 by Pay Governance LLC.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interest of the Company and its stockholders.

Risk Oversight

The Board has an active role in overseeing the Company’s areas of risk. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk primarily to designated Committees, which report back to the full Board. The Board regularly reviews information regarding the Company’s risks relating to political, regulatory, construction, operations, succession planning, catastrophic events and general financial conditions. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks. The Gaming Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. As discussed above, the Compensation Committee is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Company.

The Board, in consultation with management and the Company’s outside auditors, has identified specific areas of risk including: regulatory compliance, legislative and political conditions, capital availability, liquidity and general financial conditions, gaming credit extension and collection, construction, catastrophic events and succession planning. The Board (as a whole and through Committees) and management have agreed upon a process for management to identify, manage and mitigate these risks.

Throughout the year, the Board and the relevant Committees receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Stock Ownership Guidelines

In 2011, the Board adopted Stock Ownership Guidelines applicable to members of the Board and senior corporate officers. The Guidelines require that members of the Board achieve ownership of an amount of common stock of the Company for which the fair market value equals or exceed three times such director’s annual cash retainer. For the Company’s Chief Executive Officer, the fair market value of common stock owned should equal or exceed five times base salary and for the Chief Operating Officer, Chief Financial Officer and any Executive Vice President, three times base salary.

Ownership requirements should be met for executives within three years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership guidelines. Any failure to meet guidelines will be referred to the Nominating and Corporate Governance Committee for consideration.

Currently, all members of the Board and all senior corporate officers satisfy the guidelines.

Policy Regarding Prohibited Transactions

Pursuant to the Company’s Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short, and from pledging Company securities as collateral for a loan, including by holding the securities in a margin account and obtaining a loan or other margin credit under such account, except under special circumstances specifically approved in advance by the General Counsel.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. This process is described under “Corporate Governance” on the Company Information page of the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member or all members of the Board of Directors, any committee of the Board of Directors or the chair of any committee by mail. Correspondence should be addressed to the appropriate individual by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Stockholder Meetings

It is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. All but three of our directors attended the 2012 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee that served in 2012, were Messrs. Goldsmith, Irani, Moran, Shoemaker and Wayson. On December 13, 2012, Mr. Goldsmith resigned from the Board of Directors and thus from the Committee and Mr. J. Edward Virtue was appointed to the Committee. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2012.

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)(3)	All Other Compensation ($)(4)	Total ($)
Russell Goldsmith	$115,364	$285,550	$825,171	$25,000	$1,251,085
John J. Hagenbuch	$3,831	$—	$373,355	$—	$377,186
Dr. Ray R. Irani	$127,500	$—	$250,459	$27,500	$405,459
Robert J. Miller (5)	$183,458	$—	$250,459	$25,000	$458,917
John A. Moran	$95,500	$—	$250,459	$1,250	$347,209
Kazuo Okada	$5,000	$—	$—	$—	$5,000
Alvin V. Shoemaker	$127,500	$—	$250,459	$25,000	$402,959
J. Edward Virtue	$19,767	$—	$394,863	$—	$414,630
D. Boone Wayson	$145,500	$—	$250,459	$25,000	$420,959
Elaine P. Wynn	$79,500	$—	$—	$—	$79,500
Allan Zeman	$118,364	$285,550	$825,171	$25,000	$1,254,085

(1)	The amounts set forth in this column reflect the value of stock awards that were accelerated to vest in 2012 computed in accordance with accounting standards for stock based compensation. The aggregate number of outstanding stock awards for each director at December 31, 2012 is as follows: Messrs. Irani, Miller, Shoemaker and Wayson 2,500 each. Mr. Okada and Ms. Elaine P. Wynn have not previously been granted equity awards for their service as directors.
(2)	The amounts set forth in this column reflect the aggregate grant date fair value of 7,690 stock option awards granted to Messrs. Goldsmith, Irani, Miller, Moran, Shoemaker, Wayson and Zeman, on June 11, 2012, 10,000 stock option awards granted to Messrs. Virtue and Hagenbuch on November 2, 2012 and December 13, 2012, respectively and the charges taken for the vesting acceleration for Messrs. Goldsmith and Zeman, computed in accordance with accounting standards for stock based compensation. Due to their retirement from the Board, the amounts set forth above for Messrs. Goldsmith and Zeman reflect both the grant date fair value of the June 11, 2012 grant (a portion of which was later forfeited) and the value attributable to the subsequent acceleration of the portion of the prior grant not forfeited. In November 2012, Mr. Moran resigned from the Board of Directors and forfeited 100% of the option award granted in June 2012. Mr. Okada and Ms. Elaine P. Wynn did not receive any awards. See our Annual Report on Form 10-K for the year ended December 31, 2012, Note 14 “Benefit Plans” to our Consolidated Financial Statements for assumptions used in computing fair value.
(3)	The aggregate number of outstanding option awards for each director at December 31, 2012 is as follows: Dr. Irani and Messr. Wayson 36,290 each, Messr. Shoemaker 46,290, Messrs. Hagenbuch and Virtue 10,000 each, and Governor Miller 26,290.
(4)	“All Other Compensation” consists of cash dividends accrued on nonvested stock, which is paid if and when the stock vests. Dividends that are accrued on nonvested stock are reported as compensation because the value of dividends was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time.
(5)	Governor Miller, as a member of the Board, receives a $50,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee and a $20,000 annual retainer for his service as the Company’s Compliance Director.

Directors who are not employees of the Company currently receive a monthly fee of $5,000 for services as a director. Directors who serve on the Compensation Committee or the Nominating and Corporate Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairmen). Directors who serve on the Audit Committee receive an additional monthly fee of $1,250 ($2,500 for the Chairman). Each non-employee director also receives a $1,500 meeting fee for each board or committee meeting he or she attends. Directors are also awarded annual equity participation in the form of stock options or restricted stock determined annually at the May/June meeting of the Board of Directors, which for 2012 consisted of a grant of 7,690 stock options. All directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out of pocket expenses related to attendance at meetings. Directors from time to time may receive other benefits, although the aggregate incremental cost of any such benefits and perquisites did not exceed $10,000 for any director in 2012. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers in 2012:

Name	Title
Stephen A. Wynn	Chairman and Chief Executive Officer
Matt Maddox	Chief Financial Officer and Treasurer
Marc D. Schorr	Chief Operating Officer
Linda Chen	President of Wynn International Marketing, Limited
Kim Sinatra	General Counsel and Secretary

Pay for Performance

Our Company’s strategic goals are to develop and operate the premier casino resort in each jurisdiction in which we operate, and to develop and expand the “Wynn” brand while delivering successful operating and financial performance. The “Wynn” brand has become synonymous with luxury in the gaming industry. Our Las Vegas resort and our Macau resort both have received the coveted Forbes five-star distinction, and both are delivering superior operating performance when compared to market peers.

Our compensation programs are designed to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to achieve our vision and to deliver successful operating, financial, and shareholder value performance. The Compensation Committee strongly believes that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance in two primary ways:

➢	the Company’s operating and financial performance; and

➢	the return to stockholders over time, both on an absolute basis and relative to other gaming companies.

Operating and Financial Performance

In a year marked by continued uncertainty in the global economy, the consolidated gains achieved by the Company since 2009 in key financial results correlate with long-term stockholder value, as reflected in the growth rate and absolute levels of key results over that period.

Key Results 2009 - 2012

(amounts in millions, except share data)

	2009	2010	2011	2012
Net Revenues	$3,045.6	$4,184.7	$5,269.8	$5,154.3
Adjusted Property EBITDA	$746.2	$1,163.0	$1,635.3	$1,575.8
Operating Income	$235.0	$625.3	$1,008.2	$1,029.3
Net Income	$39.1	$316.6	$825.1	$728.7
Diluted EPS	$0.17	$1.29	$4.88	$4.82

A key aspect of our operating performance is the continued expansion of our profitable franchise. The Company is constructing a full scale integrated resort containing a casino, luxury hotel, convention, retail, entertainment and food and beverage offerings on land acquired in the Cotai area of Macau. The Company estimates the project budget to be in the range of $3.5 billion to $4.0 billion. The Company expects to enter into a guaranteed maximum price contract for the project construction costs in the first half of 2013. We expect to open our resort in Cotai during the first half of 2016.

Return to Stockholders

The Company has returned outstanding value to stockholders since our inception in 2002, including large dividends. As illustrated below, our total stockholder return (stock price appreciation plus dividends reinvested) is significantly higher than that of other major gaming companies and the S&P 500 index.

The following graph illustrates the total shareholder return (TSR) for Wynn Resorts, Las Vegas Sands, MGM Resorts International, a Gaming industry index (Las Vegas Sands, MGM, Crown, Penn National, Melco Crown, and Boyd, weighted by current market capitalization) and the S&P 500. The TSR for Las Vegas Sands (12/16/2004), Melco Crown (12/19/2006), and Crown Limited (3/25/2008) were measured from the date of their initial public offering (“IPOs”) and the TSR for all others was measured from the October 25, 2002 IPO of Wynn Resorts.

Data source: Standard & Poors Capital IQ.

Our share price, adjusted for dividends and splits, increased 10.6% in the past year, 140.1% in the past three years, 32.4% in the past five years, and 1,177.7% since our inception in 2002. Thus, $100 invested in Wynn Resorts at its inception would be worth $1,277.70 at the end of 2012.

Performance-Based Compensation

The Committee believes that our compensation program has been instrumental in supporting achievement of our branding success and our strong performance for stockholders. The program emphasizes annual and long-term performance-based incentives. Historically, Mr. Wynn has not received equity incentives which would dilute our stockholders, relying on his significant equity ownership as a founding stockholder to realize increases in the stockholder value created. The compensation of the Company’s other named executive officers consists primarily of base salary, annual cash incentives, and periodic grants of equity in the form of stock options and restricted stock that vest over periods of up to ten years. As a result, the vast majority of named executive officers’ (other than Mr. Wynn) total compensation is tied to the Company’s financial and long-term share price performance.

Major equity grants were made to our NEOs other than Mr. Wynn in 2008 and 2009. Since 2008, Mr. Wynn has received 63% of his total compensation in the form of annual cash incentives. The other named executive officers as a group received 78% of their total compensation in the form of annual and long-term incentives that are tied to the Company’s operating results and stock price.

Key 2012 Pay Decisions

In consideration of our outstanding performance, the Committee made the following decisions related to compensation for NEOs in 2012:

➢	Based on Company EBITDA that exceeded our maximum target, awarded NEOs annual incentive awards at maximum levels for 2012 performance.

➢	Determined that no additional equity awards were necessary during 2012 (none were made in 2010 or 2011).

➢	Awarded Mr. Wynn a $2 million discretionary bonus based on his contribution to the extraordinary performance of Wynn Macau for 2012, by the Wynn Macau, Limited Board of Directors.

➢	Increased the base salary for Ms. Sinatra in recognition of her exceptional contributions and in consideration of competitive pay practices.

Say on Pay

At the May 17, 2011, Annual Meeting of Stockholders, over 79% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this favorable outcome and believes it conveyed our stockholders’ support of the Compensation Committee’s decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2011 and in 2012, as it believes the programs continue to attract, retain and appropriately incent senior management.

We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly considers stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely reviews our executive compensation programs and practices.

In addition, at that same meeting in 2011, over 70% of the votes cast were in favor of holding future advisory votes on executive compensation every three years. Consistent with this outcome, the Board determined that the next advisory resolution on executive compensation will be voted on by stockholders at the 2014 Annual Meeting of Stockholders.

SUMMARY OF EXECUTIVE COMPENSATION PRACTICES

Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and the practices that we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do

➢	Pay for performance (page 22)

➢	Require long-term vesting for principal stock option and restricted stock awards which has an ownership effect similar to that of a holding period policy (page 31)

➢	Maintain competitive stock ownership guidelines (page 18)

➢	Utilize an independent compensation consulting firm which provides no other services to the Company (page 29)

➢	Provide reasonable post-employment/change in control provisions (page 37)

➢	Prohibit executives from engaging in speculative transactions in Company securities, except under special circumstances (page 18)

➢	Monitor potential risks relating to the Company’s compensation policies and practices (page 27)

What We Don’t Do

➢	No dividends or dividend equivalents on option awards

➢	No repricing of underwater options

➢	No supplemental retirement benefits for executives

PHILOSOPHY AND OVERVIEW OF OUR COMPENSATION PROGRAM

This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.

Philosophy and Objectives

The Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing our executive compensation program:

➢	Top talent—The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success.

➢	Pay-for-performance—A high proportion of total compensation should be at risk and tied to achievement of annual operating goals and increases in stockholder value.

➢	Stockholder alignment—Long-term incentives should be provided periodically in Company equity to encourage executives to plan and act with the perspective of stockholders.

➢	Long-term performance orientation—The mix of incentives provided should motivate long-term sustainable growth in the value of the brand and the enterprise.

➢

Focus on total compensation—Compensation opportunities should be considered in the context of total compensation relative to the pay practices of major gaming companies and other competitors for key talent.

The Committee regularly evaluates the Company’s compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview

Our executive compensation program is simple in design and limited in scope. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation Recognize sustained performance, capabilities, job scope and experience
Annual incentives

Motivate and reward achievement of annual EBITDA targets, which drive the valuation of our stock

Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate

Long-term incentives Stock options & restricted stock	Align executives with stockholders Make periodic grants with long-term vesting to encourage a long-term value perspective and executive retention
Discretionary bonus	Make periodic awards for superior contributions to the enterprise as determined in the discretion of the Committee

Deferred compensation	Permit executives to participate in the Company’s 401(k) plan to facilitate retirement saving (no Company match since 2009)
Security benefits	Consistent with the Board’s requirement that Mr. Wynn travel privately for security reasons, provide him with access to Company aircraft for both personal and business travel, as well as a car and driver and security
Foreign living expenses	Consistent with competitive practice in Macau, provide Ms. Chen with a car and driver, certain housing and living expenses and assistance with tax preparation
Executive benefits	Promote executive health through supplemental health benefits Provide for executives’ families through supplemental life insurance policies
Executive perquisites	Offer industry-competitive discounts and complimentary privileges with respect to the Company’s resorts and aircraft as described below

HOW WE MAKE PAY DECISIONS

This section describes the participants and process for setting executive compensation at the Company.

Role of Executive Officers in Setting Compensation

The Committee sets all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company. The Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other named executive officers. In addition, the Chief Executive Officer and Chief Operating Officer perform annual reviews of all of our senior management and make recommendations to the Committee. The Committee reviews the recommendations and makes final decisions regarding compensation for members of our most senior management.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2012, the Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. In 2012, Pay Governance LLC advised the Company with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, and proxy disclosure. While our advisor regularly consults with management in performing work requested by the Committee, Pay Governance LLC did not perform any separate additional services for management.

The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC currently or during 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation

In determining base salary, target annual incentives and guidelines for equity awards, the Committee uses the named executive officers’ current level of compensation as the starting point. Our compensation decisions consider:

➢	the scope and complexity of the functions executives oversee;

➢	the contribution of those functions to our overall performance;

➢	executives’ experience and capabilities;

➢	individual performance; and

➢	compensation practices of our peers in order to obtain a general understanding of competitive compensation practices.

In addition, wealth accumulation is considered when making equity grants to increase the alignment between the interests of our senior executives and those of our stockholders.

The Compensation Committee reviews total compensation, along with the value from past equity awards, to assess the general competitiveness of our compensation. Annual cash incentive compensation awards and special cash bonuses are considered annually on the basis of Company and individual performance. However, increases to base salary and additional equity incentive awards are made only on a periodic basis or in recognition of notable contributions to value creation for Company stockholders.

Elements of Executive Compensation

We do not use a specific formula or weighting for allocating among the principal elements of our total compensation program which include base salary, annual performance incentives, and long term equity awards. Instead we offer what the Compensation Committee views to be effective for attracting and retaining key leaders while motivating management to maximize long term value of our Company for our stockholders.

In determining pay levels the Committee is mindful that companies in the gaming business typically have total compensation packages that may be higher than many of their non-gaming counterparts due to certain regulatory and other extraordinary demands. In addition, the Company’s rapid expansion in the last six years including operations in widely separated geographic locations have required that named executive officers provide extraordinary levels of financial, development and operating expertise. Thus, in fulfilling the Company’s goal of attracting and retaining high-quality and experienced executives, the Company may pay total compensation for its named executive officers that exceeds the peer group median.

Base Salary.    Negotiated employment agreements establish the initial base salaries of our named executive officers. We review and adjust base salaries for our named executive officers periodically as deemed necessary due to competitive reasons or to reflect sustained performance, capabilities, experience and changes in responsibility or other extraordinary circumstances. On December 13, 2012, the Committee approved an increase in base salary for Ms. Sinatra from $650,000 to $800,000, effective November 1, 2012, in recognition of her exceptional contributions and in consideration of competitive pay practices. In addition, an amendment to Mr. Schorr’s employment agreement was executed on February 27, 2013, increasing his base salary to $2,100,000, effective October 31, 2012. The term of this agreement expires December 31, 2016. The base salaries of our other named executive officers were unchanged in 2012.

Executive	2012 Salary	2011 Salary	Increase
Stephen A. Wynn	$4,000,000	$4,000,000	0%
Matt Maddox	$1,000,000	$1,000,000	0%
Marc D. Schorr	$2,100,000	$2,000,000	5.0%
Linda Chen	$1,500,000	$1,500,000	0%
Kim Sinatra	$800,000	$650,000	23.1%

Annual Incentives.     Our named executive officers participate in the Wynn Resorts, Limited Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Incentive Plan for that year and establishes the annual performance criteria. The Incentive Plan provides that the maximum annual incentive is 250% of base salary for Mr. Wynn and 200% of base salary for the other named executive officer participants.

In 2012, the following formula was used to calculate the maximum payment that may be awarded to a Named Executive Officer under the Incentive Plan.

Base Salary         x         Bonus Factor         x         EBITDA Performance Level

The 2012 bonus opportunity of our named executive officers for EBITDA associated with partial and maximum bonus was as follows:

Executive	Base Salary	Partial Bonus Factor	Partial Bonus	Maximum Bonus Factor	Maximum Bonus
Stephen A. Wynn	$4,000,000	125%	$5,000,000	250%	$10,000,000
Marc D. Schorr	$2,000,000	100%	$2,000,000	200%	$4,000,000
Linda Chen	$1,500,000	100%	$1,500,000	200%	$3,000,000
Matt Maddox	$1,000,000	100%	$1,000,000	200%	$2,000,000
Kim Sinatra	$650,000	100%	$650,000	200%	$1,300,000

For 2012, the Committee selected adjusted property EBITDA on a consolidated basis as the appropriate performance measure for the Incentive Plan. Adjusted property EBITDA is a non-GAAP measure calculated at the segment level and reported in the footnotes to our audited consolidated financial statements. The adjustments used to calculate adjusted property EBITDA are the same as those set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 and reflect the manner in which we discuss company performance with our stockholders. It is a reflection on the operating performance of the Company’s assets and directly influences return to stockholders. In addition, management and stockholders use adjusted property EBITDA to value the Company and its assets.

Given the challenging economic environment, the Committee established a target of $1.4 billion adjusted property EBITDA on a consolidated basis for maximum and a target of $1.1 billion for partial Incentive Plan funding. In the course of determining the EBITDA targets, the Committee concluded that the achievement of the performance targets were substantially uncertain. Actual 2012 performance of $1.6 billion exceeded the maximum target and all participants were awarded the maximum incentive allowed under the Incentive Plan. While the Committee retains the discretion to reduce actual bonus amounts paid based on a variety of factors, including corporate, property level and individual performance, as well as general macroeconomic conditions, it did not exercise that discretion with respect to 2012 owing to our outstanding Company EBITDA results.

In addition, the Compensation Committee approved a $2 million discretionary bonus paid to Mr. Wynn outside the Incentive Plan, which was awarded by the Wynn Macau, Limited Board of Directors for his contribution to the extraordinary performance of Wynn Macau for 2012.

Long-term Incentives.    The Company makes only periodic (not annual) equity grants to executives including our named executive officers, with the last grants to our named executive officers in 2009. The Committee uses grants under the 2002 Stock Incentive Plan to attract qualified individuals to work for the Company and to align executives with the perspective of stockholders, and makes additional grants periodically to existing officers to reward extraordinary performance and encourage retention with the Company. Periodic grants to named executive officers are typically made with long term vesting dates of up to ten years to assure retention of talent deemed important to the Company’s continued prosperity. From time to time, the Company also has granted long-term cash retention awards to reward extraordinary performance and encourage retention. The underlying philosophy behind this approach is to retain senior management for the long term, thereby building a talent base to drive sustained Company performance and growth. As in 2011 and 2010, the Compensation Committee determined not to make any grants during 2012 to the named executive officers in light of significant grants awarded to the Company’s most senior officers in 2009.

Mr. Wynn, the founder, Chairman and Chief Executive Officer of the Company who owns 9.9% of the Company’s outstanding stock, has not participated in the Company’s equity incentive plans. This differs from the chief executive officer compensation at almost all of the companies included in the Peer Group.

Peer Group

The Committee believes that it is appropriate to offer competitive total compensation packages to executive officers in order to attract and retain top executive talent. The compensation Peer Group allows the Committee to monitor the compensation practices of our primary competitors for executive talent. The Committee does not utilize this information to target any specific pay percentile for the Company’s executive officers. Instead, the Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on executive pay packages.

Given the limited pay changes that the Committee believed it should consider for named executive officers in 2012 (as indicated above), the Committee relied on Peer Group data obtained in 2011 for its pay decisions in 2012. The 2011 Peer Group companies compete in gaming and other related industries that the Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Wynn Resorts 2011 Executive Compensation Peer Group

Gaming & Resorts	Travel, Hospitality & Resorts	Lifestyle Products
Las Vegas Sands Corp.	Carnival Corporation	The Estée Lauder Companies Inc.
MGM Resorts International	Hyatt Hotels Corporation	Ralph Lauren Corporation
	Marriott International, Inc.	Starbucks Corporation
	priceline.com Incorporated	Tiffany & Co.
Starwood Hotels & Resorts

The 11 companies in the Peer Group generally had 2012 revenue, market capitalization and total enterprise value (as of December 31, 2012) in a relevant range around those of the Company as set forth below (amounts in millions).

Market Value	Enterprise Value	Revenue	Company	Business Segment
$39,879	$38,397	$13,663	Starbucks Corporation	Lifestyle Products
$33,789	$40,996	$11,131	Las Vegas Sands Corp.	Gaming & Resorts
$28,556	$36,993	$15,382	Carnival Corporation	Cruise & Resorts
$30,936	$27,853	$5,261	priceline.com Incorporated	Travel
$23,178	$23,494	$9,982	The Estée Lauder Companies Inc.	Lifestyle Products
$13,715	$12,968	$6,924	Ralph Lauren Corporation	Lifestyle Products
$11,760	$14,164	$2,409	Marriott International, Inc.	Hotels & Resorts
$11,309	$14,870	$5,154	Wynn Resorts Ltd.	Gaming & Resorts
$11,241	$12,659	$6,321	Starwood Hotels & Resorts	Hotels & Resorts
$7,269	$7,914	$3,746	Tiffany & Co.	Lifestyle Products
$6,263	$6,508	$3,949	Hyatt Hotels Corporation	Hotels & Resorts
$5,694	$20,669	$8,803	MGM Resorts International	Gaming & Resorts
36%	45%	27%	Wynn Resorts Percentile Rank

Data source: Standard & Poors Capital IQ. Enterprise Value is based on information available at December 31, 2012.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualifies as “performance-based.” The Company’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will be designed and implemented to maximize tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. Salaries over $1,000,000, perquisites, restricted stock grants and discretionary bonuses do not qualify as performance-based compensation under Section 162(m).

Employment Agreements

The Company typically enters into employment agreements with its named executive officers to advance its objectives of providing for a long-term commitment by and relationship with talented and experienced executives. Consistent with the extended vesting terms in equity awards, the terms and conditions of these agreements are described in the chart following the 2012 Summary Compensation Table.

The employment agreements for the named executive officers specify their base salary, provide for a discretionary bonus opportunity and provide that if the executive’s employment terminates for death, disability, good reason or without cause, (including after a change in control) the executive will receive a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of the executive’s salary and imputed bonus that would be payable during the remaining term of the contract, but not less than one year, except that Mr. Wynn’s and Ms. Chen’s payments are limited to 4 years’ salary and bonus in certain circumstances. The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event. If termination occurs after a change in control, the employment agreements also provide for an excise tax gross-up. The Committee has determined that these arrangements are appropriate compensation to its senior management and are necessary to retain talent in a highly competitive industry. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Made Upon Termination or a Change of Control.”

Executive Benefits

In addition to base salary, annual incentive compensation and long term equity incentives, the Company also provides certain of its named executive officers with executive benefits. The primary executive benefits include certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s resorts which are described in the footnotes to the “2012 Summary Compensation Table.”

In addition, Messrs. Wynn and Schorr have access to the Company’s aircraft pursuant to time sharing agreements described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” For security purposes, the Board of Directors requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides cars and a driver and security for his business and personal use. Consistent with competitive practice in Macau, Ms. Chen receives a car and driver, certain housing and living expenses and assistance with tax preparation.

CEO Compensation

Mr. Wynn is employed by the Company pursuant to an employment agreement dated October 4, 2002, which was last amended on February 24, 2011 solely to reflect the change in his salary and has a term expiring in 2020. Mr. Wynn, a holder of approximately 9.9% of our common stock, has not received any equity awards as part of his compensation as Chief Executive Officer of the Company. Effective February 24, 2011, Mr. Wynn receives a base salary of $4,000,000 per year, and participates in the Incentive Plan. Mr. Wynn is provided with Company paid life insurance and disability policies. He also receives certain executive benefits described above.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

    Dr. Ray R. Irani, Chairman

    Alvin V. Shoemaker

    J. Edward Virtue

    D. Boone Wayson

2012 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Stephen A. Wynn	2012	$4,000,000	$2,000,000	$—	$10,000,000	$1,743,434	$17,743,434
Chairman and Chief Executive Officer	2011	$3,878,846	$2,000,000	$—	$9,062,500	$1,533,361	$16,474,707
	2010	$2,950,000	$3,218,750	$—	$6,906,250	$1,540,779	$14,615,779

Matt Maddox	2012	$1,000,000	$—	$—	$2,000,000	$481,296	$3,481,296
Chief Financial Officer and Treasurer	2011	$1,000,000	$—	$—	$2,000,000	$390,756	$3,390,756
	2010	$1,038,423	$—	$—	$2,000,000	$510,866	$3,549,289

Marc D. Schorr	2012	$2,000,000	$—	$—	$4,000,000	$2,868,489	$8,868,489
Chief Operating Officer	2011	$2,000,000	$—	$—	$4,000,000	$2,117,573	$8,117,573
	2010	$1,838,462	$600,000	$—	$3,400,000	$2,307,923	$8,146,385

Linda Chen	2012	$1,500,000	$—	$—	$3,000,000	$1,173,755	$5,673,755
President of Wynn	2011	$1,500,000	$—	$—	$3,000,000	$1,352,926	$5,852,926
International Marketing	2010	$1,417,308	$1,000,000	$—	$2,000,000	$1,788,762	$6,206,070

Kim Sinatra	2012	$671,346	$—	$—	$1,300,000	$241,352	$2,212,698
General Counsel and Secretary	2011	$647,920	$—	$—	$1,300,000	$189,156	$2,137,076
	2010	$595,940	$—	$—	$1,105,000	$426,500	$2,127,440

(1)	For executives other than Mr. Wynn, amounts reported as “All Other Compensation” for 2012 consist primarily of accrued cash distributions related to unvested restricted stock. Dividends that are accrued on unvested restricted stock are reported as compensation pursuant to SEC rules because the value of the dividend was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time. These dividend amounts are payable to the executive only if and to the extent the restricted stock vests and is not forfeited.

The	following amounts for 2012 are included in “All Other Compensation” for Mr. Wynn:
(i)	personal use of Company aircraft of $1,188,901 (Mr. Wynn receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.);
(ii)	fair market value of a Company-provided villa for 2012, under the Amended and Restated Agreement of Lease between Mr. Wynn and Wynn Las Vegas, LLC dated April 9, 2012, in the amount of $451,574;
(iii)	insurance premiums and benefits including executive life and medical insurance of $18,125;
(iv)	allocated compensation and benefits for the personal use of a driver whom we employ for Mr. Wynn and the personal use of vehicles of $61,777; and
(v)	merchandise discounts of $23,057.

The following amounts for 2012 are included in “All Other Compensation” for Mr. Maddox:

(i)	insurance premiums and benefits including executive life and medical insurance of $1,296; and
(ii)	accrued cash dividends related to unvested restricted stock of $480,000.

The following amounts for 2012 are included in “All Other Compensation” for Mr. Schorr:

(i)	personal use of Company aircraft of $386,391 (Mr. Schorr receives no tax-gross ups relating to the value of aircraft usage that is imputed to him as compensation.);
(ii)	insurance premiums and benefits including executive life and medical insurance of $17,478;
(iii)	merchandise discounts of $89,620; and
(iv)	$2,375,000 of accrued cash dividends related to unvested restricted stock.

The following amounts for 2012 are included in “All Other Compensation” for Ms. Chen:

(i)	housing and other living expenses in Macau of $121,955;

(ii)	insurance premiums and benefits including executive life and medical insurance of $1,800; and
(iii)	accrued cash dividends on unvested restricted stock of $1,050,000.

The following amounts for 2012 are included in “All Other Compensation” for Ms. Sinatra:

(i)	insurance premiums and benefits including executive life and medical insurance of $3,852; and
(ii)	accrued cash dividends on unvested restricted stock of $237,500.

For amounts shown as personal use of Wynn Resorts’ aircraft, incremental aircraft expenses were calculated by dividing the 2012 total direct (variable) flight expenses (consisting primarily of fuel, maintenance and landing fees) by the total hours the aircraft was operated during the year. The executives’ hourly usage was multiplied by this annual hourly rate.

Amounts shown as cash dividends accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These amounts are paid only if and when the restricted stock vests.

In 2012, each of the named executive officers received base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the current agreements as amended are as follows:

Named Executive Officer	Contract Expiration	Base Salary
Mr. Wynn	10/24/20	$4,000,000
Mr. Maddox	11/30/13	$1,000,000
Mr. Schorr	12/31/16	$2,100,000
Ms. Chen	2/24/20	$1,500,000
Ms. Sinatra	5/5/14	$800,000

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans if offered, disability or life insurance plans, medical and/or hospitalization plans, vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below entitled “Potential Payments Upon Termination or Change in Control.”

2012 GRANTS OF PLAN-BASED AWARDS TABLE

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Named Executive Officer	Target/Maximum ($)
Mr. Wynn	$10,000,000
Mr. Maddox	$2,000,000
Mr. Schorr	$4,000,000
Ms. Chen	$3,000,000
Ms. Sinatra	$1,300,000

Discussion of Plan-Based Awards Table

The Company’s Incentive Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our resorts. The amounts shown in the table above reflect possible payments based upon salaries in effect during the first quarter of 2012, when the performance criteria were established. Actual payouts were based upon achievement of the 2012 performance criteria of adjusted property EBITDA at the Company’s Wynn Las Vegas and Wynn Macau resorts which resulted in the payment of maximum bonuses under the Incentive Plan to all named executive officers.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Stephen A. Wynn	N/A	N/A	N/A	N/A	N/A	N/A
Matt Maddox(1)	—	175,000	$107.95	05/06/18	50,000	$5,624,500
	—	210,000	$47.12	05/06/19	—	—
Marc D. Schorr(2)	—	350,000	$47.12	05/06/19	250,000	$28,122,500
Linda Chen(3)	—	175,000	$107.95	05/06/18	100,000	$11,249,000
	—	210,000	$47.12	05/06/19	—	—
Kim Sinatra(4)	—	75,000	$107.95	05/06/18	25,000	$2,812,250
	—	175,000	$47.12	05/06/19	—	—

(1)	Mr. Maddox’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2013 and each anniversary thereafter until the 210,000 stock options are fully vested; and
c.	50,000 shares of restricted stock will vest on December 5, 2016.
(2)	Mr. Schorr’s unvested awards will vest as follows:
a.	50,000 stock options will vest on May 6, 2013 and each anniversary thereafter until the 350,000 stock options are fully vested; and
b.	50,000 shares of restricted stock will vest on February 22, 2013, 2014 and 2015, with the final 100,000 vesting on December 5, 2016.
(3)	Ms. Chen’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2013 and each anniversary thereafter until the 210,000 stock options are fully vested; and
c.	100,000 shares of restricted stock will vest on December 5, 2016.
(4)	Ms. Sinatra’s unvested awards will vest as follows:
a.	75,000 stock options will vest on December 5, 2016;
b.	25,000 stock options will vest on May 6, 2013 and each anniversary thereafter until the 175,000 stock options are fully vested; and
c.	25,000 shares of restricted stock will vest on December 5, 2016.
(5)	Amounts in this column are based upon the closing price of the Company’s stock at year-end, which was $112.49 per share.

All vesting is conditioned upon such named executive officer being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change in Control.”

2012 OPTION EXERCISES

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen A. Wynn	N/A	N/A	N/A	N/A
Matt Maddox	30,000	$1,932,000	10,000	1,251,900
Marc D. Schorr	50,000	$3,220,000	—	—
Linda Chen	30,000	$1,932,000	100,000	9,375,000
Kim Sinatra	25,000	$1,610,000	—	—

The amounts reported in the table above are based on the sales price of the Company’s common stock on the date the stock options were exercised or the closing price of the Company’s common stock on the date the stock award vested. Upon vesting of the stock award, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation

The Company’s employment agreements with its named executive officers provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain required gaming licenses. Upon such termination, the employee is entitled to a lump sum payment of accrued and unpaid base salary and accrued and unpaid vacation through the termination date. In addition, certain of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon such termination.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided for in such contracts. Cause is defined as (i) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity; (iii) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) breach, neglect, refusal, or failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company, that is not cured within 15 days after written notice thereof; (v) willful and knowing material misrepresentation to the Company’s or an affiliate’s board of directors; (vi) willful violation of a material policy of the Company or an affiliate, which does or could result in material harm to the Company or to the Company’s reputation; or (vii) material violation of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate.

The “separation payment” consists of a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s and Ms. Chen’s case, not more than 4 years); (b) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term (and in Mr. Wynn’s and Ms. Chen’s case, this is limited to a maximum of 4 years); and (c) a tax gross up in certain circumstances. If Ms. Chen is terminated without cause, then as a condition to receiving such payments, Ms. Chen must execute a written release-severance agreement that (1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action; (2) provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid; and (3) provides that all non-compete provisions of the employment agreement shall terminate after the period of time for which she receives such compensation. In addition, certain executives are entitled to health benefits coverage under the same plan or arrangement as the employee was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. Certain employment agreements providing such health benefits also provide that, so long as the executive continues to receive health benefits, the executive may not (1) in the case of Ms. Sinatra and Mr. Schorr, engage or participate in any business that is in competition with the Company or its affiliates and (2) in the case of Mr. Schorr, solicit for employment any management level employee of the Company or its affiliates with or on behalf of any business that is in competition with the Company or its affiliates. In addition, some of the stock option agreements and restricted stock agreements held by the named executive officers provide that unvested options and shares will vest upon termination without cause.

In July 2011, Ms. Chen was granted a $10 million retention award which vests in full on July 27, 2021, subject to certain provisions. This retention award was awarded to Ms. Chen for her current and expected future contributions to the success of the Company and to provide an incentive to her to remain an employee of the Company. If Ms. Chen’s employment is terminated without “Cause” (as such term is defined in the applicable agreement) prior to the vesting date by the Company or one of its affiliates (including without limitation, termination due to death or disability), a pro-rated portion of the award equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment. If Ms. Chen’s employment is terminated for any other reason (including termination for Cause or Ms. Chen’s voluntary resignation) prior to the vesting date, the award shall be forfeited in full with no compensation paid under the award.

Payments Made Upon Termination by Employee after Change in Control for Good Reason

The Company’s employment agreements with its named executive officers provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities; or (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of Directors of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts and in the case of the post-employment health benefits of Ms. Sinatra and Mr. Schorr, subject to the same obligations described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Internal Revenue Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the named executive officers would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control.

Ms. Chen’s employment agreement includes a non-competition obligation providing that Ms. Chen may not engage or participate in any business that is in competition with the Company or its affiliates for such period as the Company continues to compensate Ms. Chen, including through periodic separation payments made due to her termination of her employment for good reason after a change in control.

Payments Made Upon Termination

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2012 given the named executive’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Stephen A. Wynn

In the case of Mr. Wynn, the payment to be made upon death or disability is the salary and bonus that would be payable during the remaining term of the contract with a limit at 4 years and upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control” is three times the salary and bonus that would be payable during the remaining term of the contract with a limit of 4 years.

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	$16,000,000	$48,000,000	$48,000,000
Bonus	$40,000,000	$120,000,000	$120,000,000
Stock Options/Restricted Stock	N/A	N/A	N/A
Company Paid Life Insurance	$2,000,000	$—	$—
Tax Gross Up	$—	$—	$70,757,139
Benefits(1)	$281,085	$281,085	$410,170

(1)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,000,000	$1,000,000
Bonus	$—	$2,000,000	$2,000,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$21,571,700	$4,229,640	$7,844,000
Company Paid Life Insurance	$1,000,000	$—	$—
Tax Gross Up	$—	$—	$—
Benefits(5)	$—	$62,103	$62,103

(1)	Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $794,500. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 94,363 stock options upon exercise would have been $428,408.
(2)	Upon death or complete disability, unvested stock options of 210,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $13,727,700.
(3)	Upon death, complete disability or change of control, 50,000 shares of restricted stock would vest in full immediately so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 50,000 shares would have been $5,624,500, plus accrued dividends of $1,425,000.
(4)	Upon termination without cause, 50,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 26,961 shares would have been $3,032,843, plus accrued dividends of $768,389.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Marc D. Schorr

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$8,400,000	$8,400,000
Bonus	$—	$16,000,000	$16,000,000
Stock Options/Restricted Stock(1)(2)(3)	$58,127,000	$18,343,081	$35,247,500
Company Paid Life Insurance	$2,000,000	$—	$—
Tax Gross Up	$—	$—	$10,867,863
Benefits(4)	$—	$281,085	$410,170

(1)	Upon death or complete disability, unvested stock options of 350,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $22,879,500.
(2)	Upon death, complete disability or change of control, 250,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such restricted stock grants upon vesting would have been $28,122,500, plus accrued dividends of $7,125,000.
(3)	Upon termination without cause, 250,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 130,102 shares would have been $14,635,174, plus accrued dividends of $3,707,907.
(4)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Linda Chen

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$6,000,000	$6,000,000
Bonus	$—	$12,000,000	$12,000,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$28,621,200	$8,030,871	$14,893,500
Macau Executive Residence (5)	$—	$8,530,513	$8,530,513
Retention Plan Award(6)	$1,416,667	$1,416,667	$—
Company Paid Life Insurance	$1,500,000	$—	$—
Tax Gross Up	$—	$—	$8,602,503
Benefits	$—	$—	$—

(1)	Upon death, complete disability or change of control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $794,500. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 94,363 stock options upon exercise would have been $428,408.
(2)	Upon death or complete disability, unvested stock options of 210,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $13,727,700.
(3)	Upon death, complete disability or change of control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2012, the value of such 100,000 shares would have been $11,249,000, plus accrued dividends of $2,850,000.
(4)	Upon termination without cause, 100,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2012, the value of such 53,922 shares would have been $6,065,686, plus accrued dividends of $1,536,777.
(5)	Upon termination without cause or a change of control, the Macau Executive Residence could be purchased by Ms. Chen for $1.00. The amount reflected in the table represents the fair market value of the residence at December 31, 2012.
(6)	Upon death, complete disability, change of control, or termination without cause, the retention award will vest on a prorated basis equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120.

Kim Sinatra

	Termination Upon Death or Complete Disability	Termination without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,066,667	$1,066,667
Bonus	$—	$1,300,000	$1,300,000
Stock Options/Restricted Stock(1)(2)(3)(4)	$15,305,000	$2,084,147	$3,865,250
Company Paid Life Insurance	$800,000	$—	$—
Tax Gross Up	$—	$—	$—
Benefits(5)	$—	$83,929	$83,929

(1)	Upon death, complete disability or change of control, unvested stock options of 75,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $340,500. Upon termination without cause, 75,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such 40,441 stock options upon exercise would have been $183,602.
(2)	Upon death or complete disability, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2012, the value of such stock options upon exercise would have been $11,439,750.
(3)	Upon death, complete disability or change of control, 25,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2012, the value of such restricted stock grants upon vesting would have been $2,812,250, plus accrued dividends of $712,500.
(4)	Upon termination without cause, 25,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated. Using the closing price on December 31, 2012, the value of such 13,480 shares would have been $1,516,365 plus accrued dividends of $384,180.
(5)	Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2012, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	2,397,820	$66.89	4,087,064
Equity compensation plans not approved by security holders	—	—	—

Total	2,397,820	$66.89	4,087,064

(1)	This amount excludes restricted stock awards issued. In addition to the above, there are 651,500 shares of unvested restricted stock awards outstanding under the stockholder-approved plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, the Audit Committee of the Board of Directors has reviewed for approval or ratification all transactions between the Company and any related person, regardless of amount. In February 2012, the Audit Committee updated its written policy. The policy applies to transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s common stock, and their respective immediate family members. The policy classifies as pre-approved (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $100,000 or 2% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Committee. In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement.    On January 6, 2010, Mr. Wynn, the Chairman of the Board and Chief Executive Officer of the Company, Ms. Elaine P. Wynn, a director of the Company, and Aruze, each of whom were then greater than 5% stockholders of the Company, entered into an Amended and Restated Stockholders Agreement (the “Amended and Restated Stockholders Agreement”) which amended and restated the Stockholders Agreement between Mr. Wynn and Aruze USA (which had been entered into as of April 11, 2002, as amended as of November 8, 2006, and was subject to waivers and consents, dated July 31, 2009, and August 13, 2009). Pursuant to the Amended and Restated Stockholders Agreement, Ms. Elaine P. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s common stock that were transferred to Ms. Elaine P. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Ms. Elaine P. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Ms. Elaine P. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the share redemption described below, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote or dispose of the Former Aruze Shares, as defined below. Further, by virtue of that redemption, neither Mr. Wynn nor Ms. Wynn remains a member of any “group” with Aruze nor is either of Mr. Wynn or Ms. Wynn otherwise a beneficial owner of the Former Aruze Shares.

Share Redemption.    On February 18, 2012, the Company redeemed and cancelled the 24,549,222 shares of the Company’s common stock then held by Aruze USA, Inc., pursuant to Article VII of the Company’s Articles of Incorporation. The share redemption was based upon the determination of the Company’s Board of Directors that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Kazuo Okada are “Unsuitable Persons” under the provisions of the Company’s Articles of Incorporation. Following a finding of “unsuitability,” Wynn Resorts’ articles authorize redemption at “fair value” of the shares held by unsuitable persons. The Company engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze USA, Inc., under the terms of the Stockholder Agreement. Pursuant to the articles of incorporation, Wynn Resorts issued the Redemption Price Promissory Note (the “Note”) to Aruze USA, Inc. in redemption of the shares.

The Note has a principal amount of $1,936,442,631.36, matures on February 18, 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Note. As of

March 18, 2013 there was an amount of $1,936,442,631.36 outstanding on the Note. Since February 18, 2012 the Company has delivered $38,728,852.63 in interest and no principal. The Company may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Note. In no instance shall any payment obligation under the Note be accelerated except in the sole and absolute discretion of the Company or as specifically mandated by law. The indebtedness evidenced by the Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Note, to the prior payment in full of all existing and future obligations of the Company or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature. The Company, the then members of the Board who authorized the share redemption and the Company’s General Counsel are currently involved in litigation with Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation (the “Okada Parties”) relating to the redemption of the Former Aruze Shares as well as various related matters. In that litigation, the Okada Parties have sought, among other things, a declaration that the redemption of the Former Aruze Shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Stockholders Agreement. For a description of these proceedings see Item 3—“Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Artwork.    Since June 2006, Wynn Las Vegas, LLC has leased certain pieces of fine art from Mr. Wynn for an annual fee of one dollar ($1). Wynn Las Vegas is responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, LLC entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, royalty-free, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.     Mr. Wynn currently leases a villa suite at Wynn Las Vegas. On March 18, 2010, Mr. Wynn and Wynn Las Vegas entered into an Amended and Restated Agreement of Lease (the “SW Lease”) for a villa suite to serve as Mr. Wynn’s personal residence. The SW Lease amends and restates the prior lease. The SW Lease was approved by the Audit Committee of the Board of Directors of the Company. The term of the lease commenced as of March 1, 2010 and runs concurrent with Mr. Wynn’s employment agreement with the Company; provided that either party may terminate on 90 days notice. Pursuant to the SW Lease, the rental value of the villa suite will be treated as imputed income to Mr. Wynn, and will be equal to the fair market value of the accommodations provided. Effective March 1, 2010 through February 29, 2012, the rental value was $503,831 per year as determined by the Audit Committee with the assistance of a third-party appraisal. Effective March 1, 2012, the rental value is $440,000 per year based on the current fair market value as established by an independent third-party appraisal and approved by the Audit Committee. As provided in the SW Lease, the rental value for Mr. Wynn’s villa will be re-determined every two years during the term of the SW Lease based upon an independent third-party appraisal. Certain services for, and maintenance of, the villa suite are included in the rental, as well as the use of minimal warehouse space at Wynn Las Vegas.

Home Purchase.    In May 2010, the Company entered into a new employment agreement with Linda Chen. The term of the new employment agreement is through February 24, 2020. Under the terms of the employment agreement, the Company purchased a home in Macau for use by Ms. Chen and has made renovations to the home with total costs of $9.3 million through December 31, 2012. The employment agreement also provides Ms. Chen the use of an automobile in Macau. Upon the occurrence of certain events set forth below, Ms. Chen shall have the option to purchase the home at the then fair market value of the home (as determined by an independent appraiser) less a discount equal to ten percentage points multiplied by each anniversary of the term of the agreement that has occurred (the “Discount Percentage”). The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control” and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by the Company. Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless the Company determines to not require Ms. Chen to purchase the home. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

Aircraft Arrangements.    Messrs. Wynn and Schorr, the Company’s Chief Operating Officer, have time sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft. These time share agreements require the Company to include as taxable compensation of such executive, the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables for his personal use of the aircraft. During 2012, the following amounts were included in the executives’ taxable compensation pursuant to these time sharing arrangements: Mr. Wynn $465,795 and Mr. Schorr $172,235. In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company.

Reimbursable Costs.    The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2012, Mr. Wynn and Ms. Elaine P. Wynn had net deposit balances with the Company of $644,040 and $71,164, respectively.

Plane Option Agreement.    On January 3, 2013, the Company and Mr. Wynn entered into an agreement pursuant to which Mr. Wynn agreed to the termination of a previously granted option to purchase an approximately two acre tract of land located on the Wynn Las Vegas golf course and in consideration the Company granted Mr. Wynn the right to purchase any or all of the aircraft owned by the Company or its direct wholly owned subsidiaries. The aircraft purchase option is exercisable upon 30 days written notice and at a price equal to the book value of such aircraft, and will terminate on the date of termination of the employment agreement between the Company and Mr. Wynn, which is October 24, 2020.

Tax Indemnification Agreement.     In 2002, Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company entered into a tax indemnification agreement relating to their respective income tax liabilities from the contribution of their Valvino membership interests to the Company. The tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations of income or deductions that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Other.     In addition to the above, the Company (or its subsidiaries) employs (a) Eddie Tseng, the spouse of Ms. Chen, President of Wynn International Marketing, as Senior Vice President of Customer Development of Worldwide Wynn, LLC; (b) Michael Pascal, the brother of Ms. Elaine P. Wynn, as a Senior Executive Host of Wynn Las Vegas, and (c) Michael Pascal’s wife, Mary Ann Pascal, as a Host at Wynn Las Vegas. The Audit Committee of the Company approved each such employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to the above named individuals for 2012 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for named executive officers: (a) to Eddie Tseng, base salary and bonus of $542,000, and other compensation of $668, (b) to Michael Pascal, base salary and bonus of $133,327, and other compensation of $2,762, and (c) to Mary Ann Pascal, base salary and bonus of $254,615, and other compensation of $464. The Company anticipates that these individuals will continue to serve in their respective positions during 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2012, except that reports covering Mr. Virtue’s initial statement of beneficial ownership and his grant of stock options that were filed after the deadline.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2014 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than November 28, 2013.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, for our 2014 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than February 6, 2014 and no earlier than January 7, 2014. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder fails to comply with the forgoing notice provisions or with certain additional procedural requirements in the Bylaws or under SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2012, are included in our 2012 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702)770-7555 or send a written request to the Company at Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: Investor Relations, and we will send a copy to you without charge.

HOUSEHOLDING

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability or proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (702) 770-7555 or by submitting a written request to Investor Relations, Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability or proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future. However, please note that if you wish to receive a paper proxy card or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 7, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Kim Sinatra or Kevin Tourek, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on May 7, 2013 at 11:00 a.m., local time, at the Debussy room at Encore, 3121 Las Vegas Boulevard South, Las Vegas, Nevada and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2 AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

ANNUAL MEETING OF STOCKHOLDERS OF

WYNN RESORTS, LIMITED

May 7, 2013

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED BELOW:

1.	To elect the following four Class II directors to serve as such until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

Nominees:
Ray R. Irani Alvin V. Shoemaker D. Boone Wayson Stephen A. Wynn

☐ FOR ALL NOMINEES        ☐ WITHHOLD AS TO ALL NOMINEES

☐ FOR ALL NOMINEES(S) (Except as written below)

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

2.	To ratify the Audit Committee’s appointment of Ernst & Young, LLP as the independent public accountants for the Company and all of its subsidiaries for 2013;

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

☐ CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

Sign, date and return the proxy card promptly using the enclosed envelope.

Signature	Signature if held jointly

Dated                     , 2013

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.